UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

INTERACTIVE BROKERS GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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INTERACTIVE BROKERS GROUP, INC.
One Pickwick Plaza
Greenwich, Connecticut 06830

March 11, 2010

Dear Stockholder:

        You are cordially invited to attend the 2010 Annual Meeting of Stockholders of Interactive Brokers Group, Inc. We will hold the meeting on Tuesday, April 20, 2010 at 9:30 a.m., Eastern Time, at l'escale Restaurant, 500 Steamboat Road, Greenwich, CT 06830. We hope that you will be able to attend.

        Details regarding admission to the meeting and the business to be conducted are described in the Notice of Internet Availability of Proxy Materials you received in the mail and in this proxy statement. We have also made available a copy of our 2009 Annual Report with this proxy statement. We encourage you to read our Annual Report. It includes our audited financial statements and provides information about our business and products.

        Securities and Exchange Commission rules allow companies to furnish proxy materials to their stockholders on the Internet. We are pleased to take advantage of these rules and believe that they enable us to provide you with the information you need, while making delivery more efficient and more environmentally friendly. In accordance with these new rules, we have sent a Notice of Internet Availability of Proxy Materials to each of our stockholders providing instructions on how to access our proxy materials and 2009 Annual Report over the Internet.

        Your vote is very important to us. Whether or not you plan to attend the meeting in person, your shares should be represented and voted.

Sincerely,

Thomas Peterffy Chief Executive Officer, President and Chairman of the Board of Directors

INTERACTIVE BROKERS GROUP, INC.
One Pickwick Plaza
Greenwich, Connecticut 06830

Notice of 2010 Annual Meeting of Stockholders

TIME AND DATE	9:30 a.m., Eastern Time, on Tuesday, April 20, 2010
PLACE	l'escale Restaurant, 500 Steamboat Road, Greenwich, CT 06830
ITEMS OF BUSINESS	• To elect eight directors to the Board of Directors to serve until the annual stockholders' meeting in 2011, and until their respective successors have been elected and qualified.
• To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2010.
• To transact such other business as may properly come before the Annual Meeting.
ADDITIONAL INFORMATION	Additional information regarding the items of business to be acted on at the Annual Meeting is included in the accompanying Proxy Statement.
RECORD DATE	The record date for the determination of the stockholders entitled to vote at the Annual Meeting, or any adjournments or postponements thereof, is the close of business on February 23, 2010.
INSPECTION OF LIST OF STOCKHOLDERS OF RECORD	A list of the stockholders of record as of February 23, 2010 will be available for inspection at the Annual Meeting, and for ten days prior to the Annual Meeting, during ordinary business hours at our offices at One Pickwick Plaza, Greenwich, CT 06830. Please contact our Corporate Secretary at 203-618-8046 if you wish to inspect the list of stockholders prior to the Annual Meeting.
PROXY VOTING	Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions on the Notice you received in the mail, the section entitled Voting Instruction and Information beginning on page 1 of this proxy statement or, if you requested to receive printed proxy materials, your enclosed proxy card.

Important Notice of Internet Availability of Proxy Materials for the Stockholder Meeting
to be Held on April 20, 2010. The Proxy Statement and our 2009 Annual Report are available at www.proxyvote.com

By Order of the Board of Directors,

Paul J. Brody Chief Financial Officer, Treasurer and Secretary

March 11, 2010

INTERACTIVE BROKERS GROUP, INC.
One Pickwick Plaza
Greenwich, Connecticut 06830

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

April 20, 2010

INTRODUCTION

        This Proxy Statement is furnished in connection with a solicitation of proxies by the Board of Directors (the "Board") of Interactive Brokers Group, Inc., a Delaware corporation, to be used at our 2010 Annual Meeting of Stockholders (the "Annual Meeting") on Tuesday, April 20, 2010 at 9:30 a.m., Eastern Time, and at any adjournments or postponements of the Annual Meeting. This Proxy Statement and the accompanying form of proxy are first being made available on or about March 11, 2010.

        When we use the terms "Company," "we," "us" and "our," we mean Interactive Brokers Group, Inc., a Delaware corporation, and its consolidated subsidiaries.

VOTING INSTRUCTION AND INFORMATION

Why did I receive a Notice regarding the Availability of Proxy Materials?

        In accordance with Securities and Exchange Commission ("SEC") rules, instead of mailing a printed copy of our proxy materials, we may send a Notice of Internet Availability of Proxy Materials (the "Notice") to stockholders. All stockholders will have the ability to access the proxy materials on a website referred to in the Notice or to request a printed set of these materials at no charge. You will not receive a printed copy of the proxy materials unless you specifically request one. Instead, the Notice instructs you as to how you may access and review all of the important information contained in the proxy materials via the Internet and submit your vote via the Internet or telephonically.

        In addition, you may request to receive future proxy materials on an ongoing basis (i) electronically by e-mail or (ii) in printed form by mail. Choosing to receive future proxy materials by e-mail will save the Company the cost of printing and mailing documents to stockholders and will reduce the impact of annual meetings on the environment. Your election to receive proxy materials by e-mail or by mail will remain in effect until you terminate it.

Who can vote at the Annual Meeting?

        You are entitled to vote your shares of Class A common stock, par value $0.01 per share (the "Common Stock"), of the Company if you were a stockholder at the close of business on February 23, 2010, the record date for the Annual Meeting. At the close of business on the record date, 41,216,779 shares of Common Stock were outstanding. There are 6,501,707 issued but not outstanding shares of Common Stock held by the Company on the record date pursuant to the Company's stock incentive plan that will not be voted at the Annual Meeting. In addition, 100 shares of Class B common stock, par value $0.01 per share (the "Class B Common Stock"), of the Company were outstanding. All of the outstanding shares of Class B Common Stock are held of record by IBG Holdings LLC, an entity controlled by Thomas Peterffy, our founder, Chairman and Chief Executive Officer, through his ownership of the voting membership interests in IBG Holdings LLC.

        The holders of the Common Stock and the Class B Common Stock will vote together as a single class on each of the proposals described in this proxy statement. The holder of each share of the Common Stock is entitled to one vote per share. Pursuant to our Amended and Restated Certificate of Incorporation, the holder of each share of the Class B Common Stock is entitled to 3,565,686 votes (that number equal to the number of membership interests in IBG LLC, the holding company for our businesses, such holder held on the record date divided by 100). Accordingly, IBG Holdings LLC, as the sole holder of the Class B Common Stock, is expected to be entitled to approximately 356,568,611 votes in the aggregate, or approximately 89.6% of all votes eligible to be cast at the Annual Meeting.

        As of February 23, 2010, our directors and executive officers beneficially owned an aggregate of approximately 123,099 shares of Common Stock, constituting approximately 0.3% of the Common Stock outstanding as of such date and approximately 0.03% of all votes eligible to be cast at the Annual Meeting. This does not include the 5,000,000 shares beneficially owned by Technology Crossover Ventures of which Robert W. Trudeau is a general partner. It is expected that such directors and executive officers will vote or direct the vote of all shares of Common Stock held or owned by such persons, or over which such persons have voting control, in favor of the proposals described in this proxy statement. It also is expected that IBG Holdings LLC will vote its shares of Class B Common Stock, expected to constitute approximately 89.6% of all votes eligible to be cast at the Annual Meeting, in favor of the proposals. Accordingly, the voting power of IBG Holdings LLC alone is sufficient to assure the approval of the proposals. See "Beneficial Ownership of Directors, Executive Officers and Owners of More Than Five Percent."

Who is and is not a stockholder of record?

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  If you hold shares of Common Stock registered in your name at our stock transfer agent, Computershare Stockholder Services, Inc. ("Computershare"), you are a stockholder of record.

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  If you hold shares of Common Stock indirectly through a broker, bank or similar institution, you are not a stockholder of record, but instead hold in "street name."

        If you are a stockholder of record, Broadridge is sending these proxy materials to you directly. If you hold shares in street name, these materials are being sent to you by the bank, broker or similar institution through which you hold your shares.

What do I need to do to attend the Annual Meeting?

        All stockholders must bring an acceptable form of identification, such as a driver's license, in order to attend the Annual Meeting in person.

        In addition, if you hold shares of Common Stock in "street name" and would like to attend the Annual Meeting, you will need to bring an account statement or other acceptable evidence of ownership of shares as of the close of business on February 23, 2010, the record date for the Annual Meeting.

 How do I request paper copies of the proxy materials?

        If you received a Notice by mail, you will not receive paper copies of the proxy materials in the mail unless you request them. Instead, the Notice instructs you on how to access and read the Proxy Statement and Annual Report and how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of the materials, please follow the instructions on the Notice for requesting the materials, and we will promptly mail the materials to you.

How do I vote?

        You may vote using any of the following methods:

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  Telephone.

        If you are located within the United States or Canada, you can vote your shares by telephone by calling the toll-free telephone number printed on the Notice, on your proxy card, or in the instructions that accompany your proxy materials, as applicable, and following the recorded instructions. You will need the control number printed on the Notice, on your proxy card, or in the instructions that accompany your proxy materials, as applicable. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m. EST on April 19, 2010. The telephone voting system has easy to follow instructions and allows you to confirm that the system has properly recorded your vote. If you vote by telephone, you do NOT need to return a proxy card or voting instruction form. If you are an owner in street name, please follow the instructions that accompany your proxy materials.

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  Internet.

        You can also choose to vote your shares by the Internet. You will need the control number printed on your Notice, on your proxy card, or in the instructions that accompany your proxy materials, as applicable. The web site for Internet voting is listed on your Notice, proxy card, or in the instructions that accompany your proxy materials. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m. EST on April 19, 2010. As with telephone voting, you will be able to confirm that the system has properly recorded your vote. If you vote via the Internet, you do NOT need to return a proxy card or voting instruction form.

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  Mail.

        If you are a holder of record and received printed copies of the materials by mail, you may choose to vote by mail. Simply mark your proxy card, date and sign it, and return it in the postage-paid envelope that we included with your materials. If you hold your shares through a bank or brokerage account, please complete and mail the voting instruction form in the envelope provided.

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  Ballot at the Annual Meeting.

        You may also vote by ballot at the Annual Meeting if you decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting. All shares that have been properly voted and not revoked will be voted at the Annual Meeting. If you sign and return a proxy card but do not give voting instructions, the shares represented by that proxy card will be voted as recommended by the Board of Directors.

        The Internet and telephone voting procedures are designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly. We have been advised that the Internet and telephone voting procedures that have been made available to you are consistent with the requirements of applicable law. Stockholders voting by Internet or telephone should understand that, while we and Broadridge do not charge any fees for voting by Internet or telephone, there may nevertheless be costs, such as usage charges from Internet access providers and telephone companies that must be borne by the stockholder.

How can I revoke my proxy or substitute a new proxy or change my vote?

        You can revoke your proxy or substitute a new proxy or change your vote before your proxy is voted at the Annual Meeting.

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  You may revoke any proxy that you previously granted or change your vote at any time prior to 11:59 p.m. (EST) on April 19, 2010, by entering your new vote electronically via the Internet at www.proxyvote.com using the account, control and pin numbers that you previously used or telephonically using the number indicated on your Voting Instruction Form. If you desire to change your vote by mail, you must first request paper copies of the materials and mail your new Voting Instruction Form using the prepaid return envelope provided. However, your new instructions must be received before the close of business on April 19, 2010.

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  You may also revoke your proxy or change your vote at any time prior to the final tallying of votes by:

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  delivering a written notice of revocation to Paul J. Brody, the Secretary of the Company, at Interactive Brokers Group, Inc., One Pickwick Plaza, Greenwich, CT 06830;

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  executing and delivering to the Corporate Secretary a later-dated proxy; or

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  attending the meeting and voting in person.

How can I obtain an additional proxy card?

        If you lose, misplace or otherwise need to obtain a proxy card, and:

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  you are a stockholder of record (see Who is and is not a stockholder of record?), contact Broadridge at 1-888-237-1900; or

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  you hold your shares of Common Stock in street name and, therefore, are not a stockholder of record, contact your bank, broker or account representative.

If I submit a proxy by Internet, telephone or mail, how will my shares be voted?

        If you properly submit your proxy by one of these methods, and you do not subsequently revoke your proxy, your shares of Common Stock will be voted in accordance with your instructions.

        If you sign, date and return your proxy card but do not give voting instructions, your shares of Common Stock will be voted as follows: FOR the election of our director nominees, FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2010, and otherwise in accordance with the judgment of the persons voting the proxy on any other matter properly brought before the Annual Meeting.

If I hold my shares in "street name" and do not provide voting instructions, can my broker still vote my shares?

        Brokerage firms have authority to vote clients' unvoted shares on some "routine" matters. When a brokerage firm votes its clients' unvoted shares on routine matters, these shares are counted to determine if a quorum exists to conduct business at the meeting. A brokerage firm cannot vote clients' unvoted shares on non-routine matters, which results in a broker non-vote. A broker non-vote will be treated as not being entitled to vote on the proposal. For proposals that require a majority of votes voting on the proposal to be approved (such as the stockholder proposals), a broker non-vote will not be counted for purposes of determining whether the proposal has been approved.

        The Company's proposal to elect directors is considered a routine matter, but the stockholder proposals are not.

What vote is required for a director to be elected or the appointment of Deloitte & Touche LLP to be ratified?

    Election of Directors.    You may vote FOR or AGAINST any or all director nominees or you may ABSTAIN as to one or more director nominees. A majority of the votes cast FOR or AGAINST the election of a director nominee must be voted FOR the director nominee in order for the director nominee to be elected. A vote to ABSTAIN is not treated as a vote FOR or AGAINST and thus will have no effect on the outcome of the vote. A director nominee who fails to receive a majority of FOR votes will be required to tender his or her resignation to our Board for consideration.

    Ratification of the Appointment of Independent Auditors.    You may vote FOR or AGAINST the ratification of the appointment of our independent registered public accounting firm or you may ABSTAIN. A majority of the votes cast FOR or AGAINST ratification must be voted FOR ratification for it to pass. A vote to ABSTAIN is not treated as a vote FOR or AGAINST and thus will have no effect on the outcome of the vote.

    Broker Non-Vote.    A failure by your broker to vote your shares of Common Stock when you have not given voting instructions will have no effect on the outcome of the vote on discretionary matters, i.e., the election of directors, the ratification of the independent public registered accounting firm. A "broker non-vote" occurs when you do not provide the broker with voting instructions on non-discretionary matters and the broker cannot vote your shares on these matters. Because the affirmative vote of a majority of the outstanding shares is necessary to approve each stockholder proposal, a broker non-vote will have the effect of a vote AGAINST that proposal.

How many votes are required to transact business at the Annual Meeting?

        A quorum is required to transact business at the Annual Meeting. The presence of IBG Holdings LLC, as the sole holder of the Class B Common Stock, will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes are treated as present for quorum purposes.

How do I obtain more information about the Company?

        A copy of our 2009 Annual Report is available on the website www.proxyvote.com. You may obtain, free of charge, a copy of our Corporate Governance Guidelines, our Code of Business Conduct and Ethics and the charters for our Audit, Compensation and Nominating and Corporate Governance Committees by writing to: Interactive Brokers Group, Inc., One Pickwick Plaza, Greenwich, CT 06830, Attn: Investor Relations; e-mail: investor-relations@interactivebrokers.com. All of these documents are also available on our website at http://investors.interactivebrokers.com.

Who pays for the expenses of this proxy solicitation?

        We will pay the expenses of the preparation of proxy materials and the solicitation of proxies for the Annual Meeting. In addition to the solicitation of proxies by mail, solicitation may be made by certain directors, officers or employees of the Company telephonically, electronically or by other means of communication. Our directors, officers and employees will receive no additional compensation for any such solicitation. We will reimburse brokers and other similar institutions for costs incurred by them in mailing proxy materials to beneficial owners in accordance with applicable rules.

ITEM 1.    ELECTION OF DIRECTORS

        Our Board presently consists of eight directors. All of our directors are elected annually for a one-year term expiring at the Annual Meeting of Stockholders in the following year. Each director will hold office until his or her successor has been elected and qualified or until the director's earlier resignation or removal.

        In identifying and recommending nominees for positions on our Board, our Nominating and Corporate Governance Committee places emphasis on the following criteria, among others:

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  judgment, character, expertise, skills and knowledge useful to the oversight of our business;

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  business or other relevant experience; and

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  the extent to which the interplay of the nominee's expertise, skills, knowledge and experience with that of other members of our Board will build a board that is effective, collegial and responsive to the needs of the Company.

Our Nominating and Corporate Governance Committee does not set specific, minimum qualifications that nominees must meet in order for the Committee to recommend them to our Board, but rather believes that each nominee should be evaluated based on his or her individual merits, taking into account the needs of the Company and the composition of our Board. In considering diversity, we consider diversity of viewpoints, backgrounds and experience. We do not, however, have any formal policy with regards to diversity in identifying nominees for a directorship, but rather consider it among the various factors relevant to any particular nominee. Our Nominating and Corporate Governance Committee evaluates possible candidates in detail, and suggest individuals to explore in more depth. Once a candidate is identified for serious consideration, the Chairman of our Board enters into a discussion with that candidate.

Nominees for Election to our Board

        At the Annual Meeting, our stockholders will be asked to elect the eight director nominees set forth below for a one-year term expiring in 2011. While our Board does not anticipate that any of the director nominees will be unable to stand for election as a director nominee at the Annual Meeting, if that occurs, proxies will be voted in favor of such other person or persons who are recommended by our Nominating and Corporate Governance Committee and designated by our Board.

        All of the director nominees currently are members of our Board, all of the director nominees have been recommended for re-election by our Nominating and Corporate Governance Committee and approved and nominated for re-election by our Board and all of the director nominees have consented to serve if elected. Set forth below is information regarding the director nominees, which has been confirmed by each of them for inclusion in this Proxy Statement.

Thomas Peterffy	Director since November 2006

        Mr. Peterffy, age 65, has been our Chairman of our Board, Chief Executive Officer and President since November 2006. Mr. Peterffy emigrated from Hungary to the United States in 1965. After working for 10 years as a computer programmer, he became a member of the American Stock Exchange in 1977. As an individual floor trader, he founded the firm which became our company. As Chief Executive Officer and President, Mr. Peterffy is active in our day-to-day management. As a result of these professional and other experiences, Mr. Peterffy possesses particular knowledge and experience in a variety of areas, including his extensive knowledge of the Company's business, his experience in the electronic brokerage and trading industry and his leadership and strategic planning experience that strengthens the Board's collective knowledge, capabilities and experience.

Earl H. Nemser	Director since November 2006

        Mr. Nemser, age 63, has been our Vice Chairman since November 2006. Mr. Nemser has been the Vice Chairman of IBG LLC since 1988 and also serves as a director and/or officer for various subsidiaries of IBG LLC. Mr. Nemser has served as Special Counsel to the law firm Dechert LLP since January 2005. Prior to such time Mr. Nemser served as Partner at the law firms of Swidler Berlin Shereff Friedman, LLP from 1995 to December 2004 and Cadwalader, Wickersham & Taft LLP prior to 1995. Mr. Nemser received a Bachelor of Arts degree in economics from New York University in 1967 and a Juris Doctor, magna cum laude, from Boston University School of Law in 1970. As a result of these professional and other experiences, Mr. Nemser possesses particular knowledge and experience in a variety of areas, including his extensive knowledge of the Company's business and his legal experience that strengthens the Board's collective knowledge, capabilities and experience.

Paul J. Brody	Director since November 2006

        Mr. Brody, age 49, has been our Chief Financial Officer, Treasurer and Secretary since November 2006. Mr. Brody joined IBG LLC in 1987 and has served as Chief Financial Officer of IBG LLC since December 2003. Mr. Brody serves as a director and/or officer for various subsidiaries of IBG LLC. Mr. Brody also serves as a director of the Options Clearing Corporation, of which Timber Hill LLC and Interactive Brokers LLC are members. Mr. Brody received a Bachelor of Arts degree in economics from Cornell University in 1982. As a result of these professional and other experiences, Mr. Brody possesses particular knowledge and experience in a variety of areas, including his extensive knowledge of the Company's business, his experience as a financial officer in the electronic brokerage and trading industry and his leadership experience that strengthens the Board's collective knowledge, capabilities and experience.

Milan Galik	Director since November 2006

        Mr. Galik, age 43, has been our Senior Vice President, Software Development since November 2006. Mr. Galik joined IBG LLC in 1990 as a software developer and has served since October 2003 as Senior Vice President, Software Development of IBG LLC. In addition, Mr. Galik has served as Vice President of Timber Hill LLC since April 1998. Mr. Galik received a Master of Science degree in electrical engineering from the Technical University of Budapest in 1990. As a result of these professional and other experiences, Mr. Galik possesses particular knowledge and experience in a variety of areas, including his extensive knowledge of the Company's business, his experience as a software developer in the electronic brokerage and trading industry and his leadership experience that strengthens the Board's collective knowledge, capabilities and experience.

Lawrence E. Harris	Director since July 2007

        Dr. Harris, age 53, is a Professor of Finance and Business Economics at the University of Southern California, where he has held the Fred V. Keenan Chair in Finance at the Marshall School of Business and is the Director of the Marshall Center for Investment Studies since 1998. Dr. Harris also serves as a director of the Clipper Fund and as the research coordinator of the Institute for Quantitative Research in Finance. Dr. Harris formerly served as Chief Economist of the SEC. Dr. Harris received his Ph.D. in Economics from the University of Chicago in 1982, where he examined price-volume relations in securities markets. He is an expert in the economics of securities market microstructure and the uses of transactions data in financial research. He has written extensively about trading rules, transaction costs, index markets, and market regulation. Dr. Harris is also the author of the widely respected textbook "Trading and Exchanges: Market Microstructure for Practitioners." As a result of these professional and other experiences, Mr. Harris has been determined to be an 'Audit Committee Financial Expert' under the SEC's rules and regulations, possesses particular knowledge and experience in a variety of areas, including accounting, economics and finance and securities markets dynamics and provides diversity of background and viewpoint by virtue of his academic record that strengthens the Board's collective knowledge, capabilities and experience.

Hans R. Stoll	Director since April 2008

        Dr. Stoll, age 70, has been The Anne Marie and Thomas B. Walker, Jr., Professor of Finance and Director of the Financial Markets Research Center at the Owen Graduate School of Management, Vanderbilt University since 1980. Dr. Stoll has published several books and more than 60 articles on numerous securities and finance related subjects. His book, "Futures and Options", with Robert Whaley, appeared in 1992. Dr. Stoll has been a member of the board of directors of the Options Clearing Corporation since 2005. Dr. Stoll received his A.B. degree from Swarthmore College in 1961 and his M.B.A. and Ph.D. degrees from the Graduate School of Business of the University of Chicago in 1963 and 1966, respectively. As a result of these professional and other experiences, Mr. Stoll possesses particular knowledge and experience in a variety of areas, including financial acumen and securities products experience and provides diversity of background and viewpoint by virtue of his academic record that strengthens the Board's collective knowledge, capabilities and experience.

Ivers W. Riley	Director since April 2008

        Mr. Riley, age 77, served as director (2007) and chairman (2002 to 2006) to the International Securities Exchange, the first fully electronic U.S. options exchange. From 1994 to 1997, and again from 1999 to 2000, he was chief executive of the Hong Kong Futures Exchange and chairman of the HKFE Clearing Corporation. Mr. Riley was Senior Executive Vice President in charge of all derivatives activity at the American Stock Exchange ("Amex") from 1986 to 1993. While at Amex, he was the driving force in the development of SPDRs, a popular exchange-traded fund based on the S&P 500 index. Mr. Riley received his Bachelor of Science degree in finance from The University of California, Los Angeles in 1955 and completed an advanced management program at Harvard University in 1986. As a result of these professional and other experiences, Mr. Riley possesses particular knowledge and experience in exchanges and various financial products that strengthens the Board's collective knowledge, capabilities and experience.

Robert W. Trudeau	Director since September 2009

        Mr. Trudeau, age 41, has been a General Partner of Technology Crossover Ventures ("TCV"), a private equity and venture capital firm, since 2005. He is the head of TCV's Financial Technology Sector. Prior to joining TCV, he served as a Principal of General Atlantic Partners from 2003 to 2005, Managing Director of iFormation Group from 2000 to 2002 and Manager at The Boston Consulting Group from 1995 to 2000. He earned his M.B.A. from The University of Western Ontario in 1995 and his B.A.H. degree from Queens University in 1991. He currently serves on the Boards of Risk Metrics Group, Inc., MarketAxess Holdings Inc., FxAll, RJ O'Brien and Trading Screen. As a result of these professional and other experiences, Mr. Trudeau possesses particular knowledge and experience in a variety of areas, including financial acumen and has public company board experience that strengthens the Board's collective knowledge, capabilities and experience.

        There are no family relationships between any of our directors or executive officers and any other of our directors or executive officers.

Directors' Recommendation

        Our Board unanimously recommends a vote FOR the election of each of Mr. Peterffy, Mr. Nemser, Mr. Brody, Mr. Galik, Dr. Harris, Dr. Stoll, Mr. Riley and Mr. Trudeau to our Board.

 Board Leadership Structure

        The Board's current leadership structure combines the positions of Chairman and Chief Executive Officer, and does not include a lead independent director. Given the size and ownership structure of the company as a controlled company, as defined by NASDAQ Marketplace Rules, we believe that the current leadership structure is suitable for our organization.

The Board's Role in Risk Oversight

        It is management's responsibility to manage risk and bring to the Board of Directors' attention any material risks to the Company. The Board of Directors has oversight responsibility through its Audit Committee which oversees the Company's risk policies and processes relating to the financial statements and financial reporting processes and the guidelines, policies and processes for mitigating those risks.

Board Meetings and Committees

        Our Board held 4 meetings during our 2009 fiscal year. Each of our directors attended at least 75% of the meetings of our Board and the committees of our Board on which he served during fiscal year 2009. Attendance at Board and committee meetings during fiscal year 2009 was 100% for our directors as a group. Our directors are expected to attend annual meetings of stockholders at which they are nominees for election, Board meetings and meetings of the committees on which they serve, and to spend time needed and meet as frequently as necessary to properly discharge their responsibilities. Seven of our board members attended our 2009 annual meeting of stockholders.

        Our Board has established an audit committee, a compensation committee and a nominating and corporate governance committee. The composition, duties and responsibilities of these committees are set forth below. In the future, our Board may establish other committees, as it deems appropriate, to assist it with its responsibilities. As a controlled company, we are not required by the NASDAQ Global Select Market to have a compensation committee or a nominating and corporate governance committee composed entirely of independent directors.

  Audit Committee

        Our Audit Committee is comprised of Dr. Lawrence E. Harris (Chairman), Dr. Hans R. Stoll and Ivers W. Riley, each of whom is an independent director within the meaning of the rules of the NASDAQ Global Select Market and the SEC. Our Audit Committee operates pursuant to a written charter that is available on our website at http://investors.interactivebrokers.com. Dr. Harris is an "audit committee financial expert" as defined in the SEC rules. Each member of our Audit Committee is financially literate. The composition of our Audit Committee satisfies the requirements of the NASDAQ Global Select Market and the SEC.

        Our Audit Committee is responsible for, among other things:

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  directly appointing, retaining, evaluating, compensating and terminating our independent registered public accounting firm;

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  discussing with our independent registered public accounting firm auditors their independence from management;

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  reviewing with our independent registered public accounting firm auditors the scope and results of their audit;

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  pre-approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

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  overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC; and

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  reviewing and monitoring our accounting principles, policies and financial and accounting controls.

  Audit Committee Report

        We, the Audit Committee of the Board of Directors of Interactive Brokers Group, Inc., have met and held discussions with management and Interactive Brokers Group, Inc.'s independent registered public accounting firm. As part of this process, we have:

  •
  reviewed and discussed the audited financial statements with management;

  •
  discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Accounting Standards No. 114 (Communication with those charged with Governance); and

  •
  received the written disclosures and the letter from the independent registered public accounting firm required by applicable PCAOB requirements for independent accountant communications with audit committees concerning auditor independence.

        Based on the review and discussions referred to above, we recommended to the Board of Directors that the audited financial statements be included in Interactive Brokers Group, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the SEC.

Respectfully submitted,

The Audit Committee

Lawrence E. Harris, Chairman
Hans R. Stoll, Director
Ivers W. Riley, Director

March 1, 2010

  Director Independence

        Because of Mr. Peterffy's substantial ownership, we are eligible to be, and are, treated as a "controlled company" for purposes of the NASDAQ Marketplace Rules. As a result, we are not required by NASDAQ to have a majority of independent directors or to maintain compensation and nominating and corporate governance committees composed entirely of independent directors to continue to list the shares of Common Stock on the NASDAQ Global Select Market.

  Compensation Committee

        Our Compensation Committee is currently comprised of Messrs. Peterffy (Chairman) and Nemser, and operates pursuant to a written charter that is available on our website at http://investors.interactivebrokers.com. The primary responsibility of our Compensation Committee is to develop and oversee the implementation of our philosophy with respect to the compensation of our officers.

        Our Compensation Committee is responsible for, among other things:

  •
  reviewing and recommending director compensation policies to our Board;

  •
  making recommendations, at least annually, to our Board regarding our policies relating to the amounts and terms of all compensation of our executive officers; and

  •
  administering and discharging the authority of our Board with respect to our equity plans.

  Compensation Committee Report

        We, the Compensation Committee of the Board of Directors of Interactive Brokers Group, Inc., have reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on such review and discussions, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,

The Compensation Committee

Thomas Peterffy, Chairman
Earl H. Nemser, Director

March 1, 2010

  Nominating and Corporate Governance Committee

        Our Nominating and Corporate Governance Committee is currently comprised of Mr. Peterffy, and operates pursuant to a written charter that is available on our website at http://investors.interactivebrokers.com.

        Our Nominating and Corporate Governance Committee is responsible for, among other things:

  •
  selecting potential candidates to be nominated for election to our Board;

  •
  recommending potential candidates for election to our Board;

  •
  reviewing corporate governance matters; and

  •
  making recommendations to our Board concerning the structure and membership of committees of our Board.

  Nominating and Corporate Governance Committee Report

        I, as the sole member of the Nominating and Corporate Governance Committee of the Board of Directors of Interactive Brokers Group, Inc., have reviewed and conducted an evaluation of the performance of both the Board of Directors as a whole and the directors individually. During fiscal year 2009, I performed all of my duties and responsibilities under the Nominating and Corporate Governance Committee's charter.

Respectfully submitted,

The Nominating and Corporate Governance Committee

Thomas Peterffy

March 1, 2010

   Summary of Board Membership and Number of Committee Meetings

        The following table summarizes the current membership on each Board committee and the number of committee meetings held for fiscal year 2009.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee

Thomas Peterffy		Chairman	Sole Member
Earl H. Nemser		✓
Paul J. Brody
Milan Galik
Lawrence E. Harris	Chairman
Hans R. Stoll	✓
Ivers W. Riley	✓
Robert W. Trudeau

Meetings held during fiscal 2009	8	2	2

Compensation Committee Interlocks and Insider Participation

        None of our executive officers has served as a member of the board of directors or compensation committee of any unrelated entity that has one or more executive officers serving on our Board or Compensation Committee.

IBG LLC Steering Committee

        The management of IBG LLC and its subsidiaries is governed by a committee of our executive officers and certain other members of senior management, which we refer to as the steering committee. The steering committee handles day-to-day and strategic management issues, and reports to the Chief Executive Officer of IBG LLC, Thomas Peterffy.

Communication with the Board of Directors

        If you wish to communicate with our Board, independent directors and committees of our Board, you may send your communication in writing to Paul J. Brody, the Secretary of the Company, at Interactive Brokers Group, Inc., One Pickwick Plaza, Greenwich, CT 06830. You must include your name and address in the written communication and indicate whether you are a stockholder of the Company.

        The Secretary will compile all communications, summarize lengthy, repetitive or duplicative communications and forward them to the appropriate director(s) or committee(s) of our Board. The Secretary will not forward non-substantive communications or communications that pertain to personal grievances, but instead will forward them to the appropriate department within the Company for resolution. If this is the case, the Secretary will retain a copy of such communication for review by any director or committee upon his, her or its request.

Compensation Discussion and Analysis

  Compensation Philosophy and Objectives

        We adhere to the philosophy that compensation of our executive officers should first and foremost be directly and materially linked to each executive officer's individual performance and our overall performance. The objectives of our executive compensation program are (1) to enhance our long-term value, (2) to assist us in attracting and retaining high quality talent, (3) to reward past performance and motivate future performance and (4) to align executive officers' long-term interests with those of our stockholders.

  Role of Executive Officers in Compensation Decisions

        Employee performance is reviewed and compensation changes are recommended to IBG LLC's Chairman and Chief Executive Officer by members of the IBG LLC steering committee. The Chairman and Chief Executive Officer ultimately determines compensation for all employees and is significantly involved in all aspects of executive compensation, including his own executive compensation, as Chairman of our Compensation Committee. Our Compensation Committee is responsible for overseeing the implementation of our philosophy and objectives with respect to the compensation of our executive officers and directors and administering all aspects of our compensation and benefit plans and programs. The Compensation Committee is currently comprised of Messrs. Peterffy and Nemser. As a controlled company, we are not required by the NASDAQ Global Select Market to have a compensation committee composed entirely of independent directors.

  Setting Executive Compensation

        Historically, we have kept base salaries at a relatively modest level in comparison to salaries paid to senior executives at many other companies in our industry and have not sought to "benchmark" salaries to those of our competitors. We have not utilized the services of a compensation consultant to date. We leave decisions as to these matters to our Compensation Committee.

        We compensate our executive officers through three primary sources: base pay, annual cash bonuses and equity incentives. Using this approach, the base salary portion of the compensation of our executive officers is fixed; however, a substantial additional portion of total compensation is variable. This practice ensures that our executive compensation packages include a combination of base pay and incentives that are appropriate and competitive in the relevant marketplace, as well as related to the individual's performance and our performance. Our executive officers have an average of 24 years tenure with us.

        Our compensation program is designed to reward performance by tying a substantial portion of each executive officer's total potential compensation to individual performance and our performance. We evaluate individual and company performance in a qualitative fashion; we do not utilize specific financial or operating performance goals or targets in setting executive compensation. Through its practice of granting equity awards, the compensation program also promotes and rewards an executive officer's tenure and longevity with us, as well as the executive officer's role in our financial performance.

        We do not utilize a set formula for allocating compensation among the elements of total compensation. The subjective decisions regarding the amount and mix of elements which comprise the compensation awarded to the executive officers are principally based upon an assessment of each executive's leadership, performance and contribution to the achievement of our financial goals, as well as subjective judgments about each executive officer individually, rather than on rigid guidelines or formulas. Key factors include the executive officer's performance; the nature, scope and level of the executive officer's responsibilities; and the executive officer's contribution to our overall financial results. The compensation of the executive officers who have the greatest ability to influence our performance is predominately performance-based, which is consistent with the overall compensation philosophy as described above. The decisions concerning specific base compensation elements and the total compensation paid or awarded to our executive officers in fiscal year 2009 were made within this framework. Specific individual and/or company performance goals or targets were not used. In fiscal year 2009, the aggregated base salaries of our named executive officers constituted approximately 21%

of their total aggregated compensation, bonuses constituted approximately 33%, and equity grants (as described below) constituted the remaining 46%. We granted $6,160,000 worth of restricted shares of Common Stock in connection with our Stock Incentive Plan as part of their 2009 compensation. The individual allocations of compensation vary considerably from year to year.

        We believe that these practices provide our executive officers with incentives that are aligned with our conservative risk management policies. A substantial portion of executive compensation is in the form of long-term equity incentive awards, which include vesting periods and forfeiture conditions. These are designed not only to encourage long-term performance, but also to minimize the type of short-term risk-taking that might contravene our risk management policies. Our approach to compensation complements the Company's practices of real-time risk assessment and daily measurement of financial performance in the various parts of its businesses, which also act as disincentives to excessive risk-taking.

  Elements of Compensation

        Although our senior executive officers and other key employees holding ownership interests in IBG Holdings LLC have benefited from the increased value of their ownership interests, they have historically received salary and performance-based bonuses and we expect to continue compensating them in this form. We believe that in order to attract and retain highly effective people we must maintain a flexible compensation structure, including base salary, cash bonuses and equity-based compensation awards as described below. As stated above, we do not utilize a specific formula for allocating compensation among the various elements of total compensation. The relative amounts of bonus and equity-based compensation were determined in the discretion of our Chairman and Chief Executive Officer. Historically, Mr. Peterffy has taken no bonus or long-term incentives as he believes that his and his affiliates' approximate 85% ownership of IBG Holdings LLC which, in turn, owns approximately 89.5% of IBG LLC, has provided sufficient incentive to align his interests with those of our common stockholders.

        Base Salary.    Base pay is structured to ensure that our executive officers are fairly and equitably compensated. Base pay is used to appropriately recognize and reward the experience and skills that employees bring to us and provides motivation for career development and enhancement. Base pay is designed to ensure that all employees continue to receive a basic level of compensation that reflects any acquired skills that are competently demonstrated and are consistently used at work.

        Base pay for our executive officers is initially established based on the scope of their responsibilities and the applicable competitive market compensation paid by other companies for similar positions and is reviewed annually after employment. A single base salary level is established each year, applicable to all senior executive officers except our Chairman and Chief Executive Officer. Because executive officers are partially and, sometimes, substantially compensated through the appreciation in their equity ownership, the base salary is kept at a relatively modest level in comparison to salaries generally believed to be paid to senior executives at many other firms in our industry. An executive officer's base pay is not dependent upon our achievement of performance goals.

        Bonuses.    We maintain an executive cash bonus program to reward superior individual and financial performance for the year. Each year, an executive cash bonus pool is established, from which we pay annual cash bonuses to our executive officers upon the direction of our Chairman and Chief Executive Officer. Executive bonuses are based on individual performance and on the financial performance of the company, measured in a qualitative fashion. Specific individual and/or company performance goals or targets have historically not been used. Cash bonuses awarded to our executive officers in December 2009 for fiscal year 2009 performance ranged from approximately 0% to 769% of the executive officer's 2009 base salary, amounting to an aggregate payout of $4,500,000. Our Chairman and Chief Executive Officer did not take a bonus. The annual bonuses paid to our other executive officers for fiscal year 2009 performance are shown below in the Summary Compensation Table.

        Long-Term Incentives.    We utilize long-term equity incentive awards to promote the success of each executive officer, motivate outstanding performance and encourage and reward employment longevity. Senior executive officers and other key employees had historically been granted equity ownership interests in IBG LLC and continue to hold such interests through their ownership of membership interests in IBG Holdings LLC.

        We believe that compensation paid to executive officers should be closely aligned with our performance on a continuing and long-term basis and, thereby, with the interests of our stockholders. Therefore, the Interactive Brokers Group, Inc. 2007 Stock Incentive Plan ("Stock Incentive Plan"), as discussed below, will provide for the granting of Common Stock to be issued over time and subject to continued employment. It is not currently anticipated that we will grant, as part of executive compensation, stock appreciation rights or other forms of non-cash compensation except pursuant to the employee incentive plan described below.

        Pursuant to policies set by our Compensation Committee, salary increases, bonuses and stock grants shall be awarded annually, following an evaluation of the individual's and the Company's performance for the year.

  Compensation for Executive Officers During 2009

        Historically Mr. Peterffy, our Chairman and Chief Executive Officer, has ultimately determined compensation for all employees. Mr. Peterffy has traditionally set his own compensation as salary, capped at 0.2% of IBG LLC's net income. During 2009, Mr. Peterffy was paid a salary of $1,350,000 by IBG LLC and no bonus in accordance with historical practices. Because that amount is in excess of 0.2% of IBG LLC's net income for 2009, the excess will be repaid to IBG LLC on or before completion of IBG LLC's annual audit of its financial statements by our independent accountants, during the first quarter of 2010. During 2010, Mr. Peterffy will be paid a salary of $1,350,000 by IBG LLC. We believe that the ownership by Mr. Peterffy and affiliates, through ownership in IBG Holdings LLC, of a significant amount of the equity in IBG LLC aligns his interests with those of our common stockholders.

        Mr. Nemser's compensation has historically included significantly lower overall compensation than the other executive officers, befitting the fact that Mr. Nemser works less than full-time with us, but his compensation has been mainly in salary and a small long-term incentive grant. Mr. Peterffy has made this determination based on the assessments described above under "Setting Executive Compensation." During 2009, Mr. Nemser was paid a salary of $505,000 by IBG LLC and no bonus in accordance with these practices. Mr. Nemser also received an award of $260,000 of Common Stock under our Stock Incentive Plan in 2009. During 2010, Mr. Nemser will be paid a salary of $530,000 by IBG LLC.

        Messrs. Brody, Frank and Galik have historically been compensated in accordance with the policies discussed above under "Setting Executive Compensation" with a mixture of salary, bonus and long-term incentives. Their 2009 base salary was $325,000, and each received an individual performance-based bonus. Messrs. Brody, Frank and Galik received Common Stock awards under our Stock Incentive Plan valued at $1,400,000, $1,000,000 and $3,500,000, respectively, for the year ended December 31, 2009. Mr. Galik's performance and contribution to the achievement of the Company's financial goals merited a higher bonus in 2009 than the other executive officers of the Company, including Mr. Brody and Dr. Frank, in the determination of the Compensation Committee of the Board of Directors of the Company. Their 2010 base salary has been increased to $350,000. Each of Messrs. Brody, Frank and Galik is expected to receive an award under our Stock Incentive Plan in 2010 based on each executive officer's anticipated future contribution to our success. The 2009 stock awards were consistent with the above-mentioned policies and reflected the Compensation Committee's assessment of each executive's leadership, performance and contribution to the building of our company.

        All salaries and bonuses will be paid by IBG LLC or one of its operating subsidiaries. No employee of IBG LLC will be paid any separate or additional amount for their services as employees of the Company. In addition to the foregoing, each of the executive officers, as a result of their ownership of membership interests in IBG Holdings LLC, received indirect distributions from IBG LLC for the purpose of funding their income taxes due on their proportionate share of IBG Holdings LLC's proportionate share of IBG LLC's taxable income.

  401(k) Plan

        We offer substantially all employees of our U.S. based subsidiaries who have met minimum service requirements the opportunity to participate in a defined contribution retirement plan qualifying under the provisions of Section 401(k) of the Internal Revenue Code (the "Code"). The general purpose of this plan is to provide employees with an incentive to make regular savings in order to provide additional financial security during retirement. The plan provides for IBG LLC to match 50% of the employees' pretax contribution, up to a maximum of 10% of eligible earnings. Employees are vested in the matching contribution incrementally over six years.

  Severance Arrangements

        None of our senior executive officers have employment agreements and none are subject to severance arrangements. A portion of our named executive officers' equity ownership in us is in the form of IBG Holdings LLC membership interests. The IBG Holdings LLC operating agreement provides that if at any time a member's employment with us is terminated for any reason (other than such employee's death or as determined by the managing member of IBG Holdings LLC, such employee's disability, retirement or termination without cause), any non-vested IBG Holdings LLC membership interests held by such employee on the date of termination that remain subject to restriction shall be forfeited to IBG Holdings LLC. Similarly, with regard to grants of restricted stock under the Stock Incentive Plan, a portion of the shares of restricted stock for which restrictions are still applicable may under certain conditions be immediately forfeited upon the termination of employment for any reason.

  Perquisites

        Our senior executive officers receive only the fringe benefits normally provided to all other employees, such as health, dental, life, hospitalization, surgical, major medical and disability insurance, participation in our 401(k) plan, paid time off, and other similar company-wide benefits which may be in effect from time to time for all other employees. Other than the standard employee benefits, we do not provide additional perquisites, personal direct or indirect benefits, or use any separate set of standards in determining the benefits for our executive officers. We believe that our base pay and total compensation package are reasonable and competitive in the industry, and we have demonstrated that we are able to hire and retain talented executives without offering additional perquisites.

        It is our philosophy that each executive officer may determine, within the limits of his or her own compensation, whether or not to personally purchase non-reimbursable luxury travel, private flights, housing, security systems, car service, club memberships, financial planning services, or other such goods and services, including those which are sometimes provided as executive perquisites by other companies, but not offered by us. This is consistent with our general operating principles.

  Accounting for Stock-Based Compensation

        IBG, Inc. follows ASC 718, Compensation—Stock Compensation (formerly SFAS No. 123(R)), to account for its stock-based compensation plans. ASC 718 requires all share-based payments to employees to be recognized in the financial statements using a fair value-based method. As a result, IBG, Inc. expenses the fair value of stock granted to employees over the related vesting period. We have never issued stock options to our employees.

Executive Compensation

  Summary Compensation Table

        The following table summarizes the compensation of our named executive officers ("NEOs") for the fiscal year ended December 31, 2009. Our NEOs are our Chief Executive Officer, Vice Chairman, Chief Financial Officer and the two other most highly compensated executive officers as determined by their total compensation in the table below.

Name and Principal Positions	Year	Salary	Bonus	Stock Awards(1)	All Other Compensation(2)	Total
	(in dollars)
Thomas Peterffy	2009	$1,350,000	—	—	—	$1,350,000
Chairman, Chief Executive Officer	2008	$1,300,000	—	—	—	$1,300,000
and President	2007	$1,200,000	—	—	—	$1,200,000
Earl H. Nemser	2009	$505,000	—	$260,000	—	$765,000
Vice Chairman and Director	2008	$492,000	—	$250,000	—	$742,000
	2007	$480,000	—	$250,000	—	$730,000
Paul J. Brody	2009	$325,000	$1,400,000	$1,400,000	—	$3,125,000
Chief Financial Officer, Treasurer,	2008	$312,000	$1,250,000	$1,250,000	—	$2,812,000
Secretary and Director	2007	$300,000	$1,000,000	$1,000,000	—	$2,300,000
Thomas A. Frank	2009	$325,000	$600,000	$1,000,000	—	$1,925,000
Executive Vice President and Chief	2008	$312,000	$1,000,000	$600,000	—	$1,912,000
Information Officer	2007	$300,000	$1,000,000	$600,000	—	$1,900,000
Milan Galik	2009	$325,000	$2,500,000	$3,500,000	—	$6,325,000
Senior Vice President, Software	2008	$312,000	$2,500,000	$3,000,000	—	$5,812,000
Development and Director	2007	$300,000	$2,500,000	$3,000,000	—	$5,800,000

(1)
The amounts shown as stock awards in the Summary Compensation Table represent the fair value granted for 2009 in connection with the Stock Incentive Plan awarded to NEOs in accordance with ASC 718—Compensation—Stock Compensation ("ASC 718"). For information on fair value related to our Stock Incentive Plan, refer to Notes 2 and 12 to our consolidated financial statements filed with the Annual Report on Form 10-K for the respective year-end.

(2)
IBG LLC operates in the form of a limited liability company. The amounts in the Summary Compensation Table do not include distributions received by each named executive officer from IBG LLC (or from IBG Holdings LLC in respect of distributions received after the IPO) relating to invested capital in IBG LLC, as these amounts do not constitute executive compensation. These distributions were made primarily to assist the holders of IBG LLC and IBG Holdings LLC member interests, as applicable, in paying personal income taxes on their proportionate share of the consolidated profits of IBG LLC (or of IBG Holdings LLC following the IPO). Messrs. Peterffy and his affiliates, Nemser, Brody, Frank and Galik received approximately $105,569,000, $1,332,000, $1,452,000, $3,930,000 and $1,708,000 respectively, in distributions with respect to the year ended December 31, 2009; $184,788,000, $2,507,000, $2,732,000, $6,878,000 and $2,989,000, respectively, in distributions with respect to the year ended December 31, 2008; and $164,386,000, $2,231,000, $2,430,000, $6,119,000 and $2,659,000, respectively, in distributions with respect to the year ended December 31, 2007.

   Grants of Plan Based Awards Table

        The following table provides information on shares of Common Stock granted to each of our NEOs, under the Stock Incentive Plan during the year ended December 31, 2009. This table sets forth information regarding shares granted to our NEOs on the date of our IPO relating to performance in 2006 (see Note 2 to the Summary Compensation Table above), and shares granted for performance in 2009.

Name	Grant Date	All Other Stock Awards Number of Shares(2)	Grant Date Fair Value of Stock Award(3)
Thomas Peterffy(1)	12/31/2009	—	—
Earl H. Nemser	12/31/2009	14,876	$260,000
Paul J. Brody	12/31/2009	80,098	$1,400,000
Thomas A. Frank	12/31/2009	57,213	$1,000,000
Milan Galik	12/31/2009	200,244	$3,500,000

(1)
Historically, Mr. Peterffy has taken no bonus or long-term incentives as he believes that the 85% ownership of IBG Holdings LLC by himself and his affiliates has provided sufficient incentive to align his interests with those of IBG LLC and our common stockholders. As a result Mr. Peterffy was not granted shares under the Stock Incentive Plan for the year ended December 31, 2009.

(2)
The number of shares was determined using a price of $17.48 per share.

(3)
The amounts shown as stock awards represent the fair value granted for 2009 in connection with the Stock Incentive Plan awarded to NEOs in accordance with ASC 718. For information on fair value related to our Stock Incentive Plan, refer to Notes 2 and 12 to our consolidated financial statements filed with the Annual Report on Form 10-K.

   Outstanding Equity Awards at Fiscal Year End Table

        The following table sets forth outstanding equity awards (unvested restricted shares of Common Stock) as of December 31, 2009.

Name	Number of Shares not Vested(1)	Market Value of Shares not Vested(2)
Thomas Peterffy	—	—
Earl H. Nemser	37,952	$672,509
Paul J. Brody	183,452	$3,250,769
Thomas A. Frank	112,994	$2,002,254
Milan Galik	476,138	$8,437,165

(1)
The outstanding shares as of December 31, 2009 are subject to the Stock Incentive Plan vesting schedule. The vesting schedule for the above awards is detailed in the following table:

Name	Shares	Vesting Schedule
	3,999	The award is scheduled to vest in 4 equal installments on 5/9/2010, 5/9/2011, 5/9/2012, and 5/9/2013

Earl H. Nemser	6,022	The award is scheduled to vest in 5 equal installments on 5/9/2010, 5/9/2011, 5/9/2012, 5/9/2013 and 5/9/2014

	13,055	The award is scheduled to vest 6 equal installments on 5/9/2010, 5/9/2011, 5/9/2012, 5/9/2013, 5/9/2014 and 5/9/2015

	14,876	The award is scheduled to vest 10% on 5/9/2010 and the rest in 6 equal installments on 5/9/2011, 5/9/2012, 5/9/2013, 5/9/2014, 5/9/2015 and 5/9/2016
	13,996	The award is scheduled to vest in 4 equal installments on 5/9/2010, 5/9/2011, 5/9/2012, and 5/9/2013

Paul J. Brody	24,087	The award is scheduled to vest in 5 equal installments on 5/9/2010, 5/9/2011, 5/9/2012, 5/9/2013 and 5/9/2014

	65,271	The award is scheduled to vest in 6 equal installments on 5/9/2010, 5/9/2011, 5/9/2012, 5/9/2013, 5/9/2014 and 5/9/2015

	80,098	The award is scheduled to vest 10% on 5/9/2010 and the rest in 6 equal installments on 5/9/2011, 5/9/2012, 5/9/2013, 5/9/2014, 5/9/2015 and 5/9/2016
	9,998	The award is scheduled to vest in 4 equal installments on 5/9/2010, 5/9/2011, 5/9/2012, and 5/9/2013

Thomas A. Frank	14,453	The award is scheduled to vest in 5 equal installments on 5/9/2010, 5/9/2011, 5/9/2012, 5/9/2013 and 5/9/2014

	31,330	The award is scheduled to vest in 6 equal installments on 5/9/2010, 5/9/2011, 5/9/2012, 5/9/2013, 5/9/2014 and 5/9/2015

	57,213	The award is scheduled to vest 10% on 5/9/2010 and the rest in 6 equal installments on 5/9/2011, 5/9/2012, 5/9/2013, 5/9/2014, 5/9/2015 and 5/9/2016
	46,985	The award is scheduled to vest in 4 equal installments on 5/9/2010, 5/9/2011, 5/9/2012, and 5/9/2013

Milan Galik	72,260	The award is scheduled to vest in 5 equal installments on 5/9/2010, 5/9/2011, 5/9/2012, 5/9/2013 and 5/9/2014

	156,649	The award is scheduled to vest in 6 equal installments on 5/9/2010, 5/9/2011, 5/9/2012, 5/9/2013, 5/9/2014 and 5/9/2015

	200,244	The award is scheduled to vest 10% on 5/9/2010 and the rest in 6 equal installments on 5/9/2011, 5/9/2012, 5/9/2013, 5/9/2014, 5/9/2015 and 5/9/2016
(2)
The market value for unvested shares is based on the closing price of the Common Stock as of December 31, 2009, which was $17.72, and is rounded to the nearest dollar.

  Stock Vested Table

        The following table contains information about stock awards that have vested during the year ended December 31, 2009.

Name	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Earl H. Nemser	3,655	$57,859
Paul J. Brody	15,569	$246,457
Thomas A. Frank	8,870	$140,412
Milan Galik	43,603	$690,235

(1)
The value realized is based on the closing price of the Common Stock on the vesting date, May 8, 2009, of $15.83.

  Executive Employment Agreements

        Historically, we have not entered into employment agreements with our executive officers, and we do not plan on entering into employment agreements at this time. We do maintain non-disclosure, non-competition and non-solicitation agreements currently in effect between our subsidiaries and our officers and other employees.

  Stock Incentive Plan

        Under the Stock Incentive Plan up to 9.2 million shares of Common Stock may be granted and issued to directors, officers, employees, contractors and consultants of the Company and its subsidiaries. The purpose of the Stock Incentive Plan is to promote the Company's long-term financial success by attracting, retaining and rewarding eligible participants.

        The Stock Incentive Plan is administered by our Compensation Committee. The Compensation Committee has discretionary authority to determine which employees will be eligible to participate in the Stock Incentive Plan. The Compensation Committee establishes the terms and conditions of the awards under the Stock Incentive Plan, including the number of awards offered to each employee and all other terms and conditions applicable to such awards in individual grant agreements. Awards are generally made through grants of Common Stock. The Stock Incentive Plan provides that awards will be subject to issuance over time and may be forfeited upon an employee's termination of employment or violation of certain applicable covenants prior to issuance, unless determined otherwise by our Compensation Committee.

        The Stock Incentive Plan provides that, upon a change in control, our Compensation Committee may, at its discretion, fully vest any granted but unissued shares of Common Stock awarded under the Stock Incentive Plan, or provide that any such granted but unissued shares of Common Stock will be honored or assumed, or new rights substituted thereof by the new employer on a substantially similar basis and on terms and conditions substantially comparable to those of the Stock Incentive Plan.

        We generally grant awards on or about January 1 of each year, to specific employees as part of an overall plan of equity compensation. We granted awards of 2,448,031 shares of Common Stock in 2009 under the Stock Incentive Plan.

        Under applicable tax law, we will be required to withhold an amount based on the value of the shares upon their issuance, and remit the withheld amount to the Internal Revenue Service ("IRS") and other taxing authorities. To effect that withholding, we may redeem a portion of the shares with an aggregate fair market value equal to the amount of taxes we are required to withhold and remit. For instance, if 1,000 shares would become issuable and we were required to withhold for federal taxes an amount equal to 40% of the value, we would redeem 400 shares and the employee would reclaim 600 shares. The source of funds for the amount to be remitted to the IRS would be a redemption by IBG LLC of a corresponding number of our interests in IBG LLC. Alternatively, we may elect to effect the withholding by facilitating the sale of a portion of the shares, on behalf of employees, in the open market, and the proceeds of such sales would be remitted to the IRS and other taxing authorities.

        Shares granted under the Stock Incentive Plan may become subject to forfeiture in the event an employee ceases employment with the Company. The plans provide that employees who discontinue employment with the Company without cause and continue to meet the terms of the plans' post-employment provisions will forfeit 50% of unvested previously granted shares unless the employee is over the age of 59, in which case the employee would be eligible to receive 100% of unvested shares previously granted. Distributions of remaining shares to former employees will occur within 90 days of the anniversary of the termination of employment date over a five (5) year vesting schedule, 12.5% in each of the first four years and 50% in the fifth year.

  ROI Unit Stock Plan

        Under the 2007 ROI Unit Stock Plan, certain of our employees who held ROI Dollar Units, at the employee's option, elected to invest their ROI Dollar Unit accumulated earnings as of December 31, 2006 in shares of Common Stock. An aggregate of 1,271,009 shares of Common Stock (consisting of 1,250,000 shares issued under the 2007 ROI Unit Stock Plan and 21,009 shares under the 2007 Stock Incentive Plan), were granted in 2007. No additional shares of Common Stock are available for issuance under the 2007 ROI Unit Stock Plan. Provisions governing tax withholding and forfeitures for the 2007 Stock Incentive Plan, described above, apply equally to the 2007 ROI Unit Stock Plan.

  Compensation of Directors

        The following table contains information regarding 2009 compensation of our non-employee directors with respect to their Board service.

Director	Fees Earned or Cash Paid(1)	Stock Awards	All Other Compensation	Total
Lawrence E. Harris	$125,000	—	—	$125,000
Hans R. Stoll	$100,000	—	—	$100,000
Ivers W. Riley	$100,000	—	—	$100,000
Robert Trudeau	$33,333	$75,000	—	$108,333

(1)
The amounts represent the amounts paid to Mr. Trudeau for the portion of the year that he served as a director for the Company, from September 1, 2009 through December 31, 2009.

        Our policy is not to pay director compensation to directors who are also our employees. All of our directors are entitled to receive reimbursement of their out-of-pocket expenses in connection with their travel to and attendance at meetings of our Board or committees thereof. Under our current policy, each non-employee director is compensated with an annual retainer of $100,000 and a one-time grant of restricted stock on December 31 in the year of appointment (valued at $75,000, the number of shares granted is based on the fair market price of the Common Stock on the date of grant), subject to straight-line vesting over a five year period, and non-employee chairmen of committees of our Board are compensated with an additional annual retainer of $25,000 per committee. We reserve the right to change the manner and amount of compensation to our non-employee directors at any time.

Beneficial Ownership of Directors, Executive Officers and Owners of More Than Five Percent

        IBG Holdings LLC currently holds, through its ownership of all of the outstanding shares of our Class B common stock, approximately 89.6% of the combined voting power of the outstanding shares of our common stock. While our Class B common stock is owned by IBG Holdings, LLC, Thomas Peterffy, through his ownership of the voting membership interests in IBG Holdings LLC, is able to exercise control over all matters requiring the approval of our stockholders, including the election of our directors and the approval of significant corporate transactions.

        The following table sets forth the beneficial ownership of Common Stock as of March 11, 2010 by each of our directors and named executive officers, by all our directors and executive officers as a group, and of each beneficial owner, who is not our director or officer, of more than 5% of Common Stock.

        The amounts and percentages of Common Stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. Unless otherwise indicated below, each beneficial owner named in the table below has sole voting and sole investment power with respect to all shares beneficially owned. Because the IBG Holdings LLC membership interests are not directly exchangeable into shares of Common Stock, none of our executive officers and directors may be deemed to own shares of Common Stock except as set forth below. Mr. Peterffy may be deemed to own all of the shares of Class B Common Stock. The following table is based on 41,216,779 shares of Common Stock and 100 shares of Class B Common Stock outstanding as of March 11, 2010:

Name and Address	Class A Common Stock Owned		Class B Common Stock Owned
	(in shares and %)
IBG Holdings LLC**(1)	0	0%	100	100%
Thomas Peterffy**(2)	0	0%	100	100%
Earl H. Nemser**(3)	11,421	* %	0	0%
Paul J. Brody**(3)	44,806	* %	0	0%
Thomas A. Frank**(3)	31,295	* %	0	0%
Milan Galik**(3)	124,705	* %	0	0%
Lawrence E. Harris**	30,928	* %	0	0%
Hans R. Stoll**	838	* %	0	0%
Ivers W. Riley**	838	* %	0	0%
All current directors and executive officers as a group (6 persons)	244,831	0.59%	100	100%
FMR LLC(4)	6,069,244	14.73%	0	0%
T. Rowe Price Associates, Inc.(5)	5,091,800	12.35%	0	0%
Robert W. Trudeau(6)	5,000,000	12.13%	0	0%
BAMCO, Inc.(7)	3,472,642	8.43%	0	0%
Eminence Capital LLC(8)	3,340,000	8.10%	0	0%

*
Less than 1%

**
Address is c/o Interactive Brokers Group, Inc., 1 Pickwick Plaza, Greenwich, Connecticut 06830

(1)
IBG Holdings LLC, as the sole holder of the 100 outstanding shares of Class B Common Stock, is entitled to the number of votes equal to the number of IBG LLC membership interests held by it at any given time. The Class B Common Stock has approximately 89.6% of the voting power of the Company, which percentage will decrease proportionately to the extent that IBG Holdings LLC owns a smaller percentage of IBG LLC. Except as otherwise provided by law or our amended and restated certificate of incorporation, shares of Common Stock and the Class B Common Stock vote together as a single class.

(2)
Mr. Peterffy, through his ownership of the voting membership interests in IBG Holdings LLC, beneficially owns all of the outstanding shares of Class B Common Stock.

(3)
The amounts in the table reflect the issued and vested portion of the restricted shares of Common Stock that were granted to Messrs. Nemser, Brody, Frank and Galik under the Company's 2007 Stock Unit Plan, less any shares sold for withholding tax purposes. Please refer to the Outstanding Equity Awards at Fiscal Year End Table for a vesting schedule of each of these grants. Also included are shares which will vest within 60 days of the filing of this proxy statement:

	Shares Directly Owned	Shares Vesting Within 60 Days	Total shares*
Earl H. Nemser	5,555	5,866	11,421
Paul J. Brody	17,603	27,203	44,806
Thomas A. Frank	14,962	16,333	31,295
Milan Galik	52,375	72,330	124,705

*
Represents total shares beneficially owned as defined by rule 13d-3(d)(1) of the 1934 Securities Exchange Act.
(4)
According to Amendment No. 2 to Schedule 13G filed on February 16, 2010, FMR LLC, with its address at 82 Devonshire Street, Boston, MA 02109, beneficially owned 6,069,244 shares of Common Stock as of December 31, 2009.

(5)
According to Amendment No.5 to Schedule 13G filed on February 12, 2010, T. Rowe Price Associates, Inc., with its address at 100 East Pratt St., Baltimore, MD 21202, beneficially owned 5,091,800 shares of Common Stock as of December 31, 2009.

(6)
Includes 5,000,000 shares that were reported as beneficially owned by Mr. Trudeau and certain of his affiliated entities on a Form 4 filed with the SEC on January 5, 2010. This amount does not include 4,233 shares of restricted stock that were granted to Mr. Trudeau as a part of his director's compensation. All such shares will vest in five equal annual installments, beginning on December 31, 2010.

(7)
According to Schedule 13G filed on February 12, 2010, BAMCO, Inc., with its address at 767 Fifth Avenue 49th Floor New York, New York, 10153 beneficially owned 3,472,642 shares of Common Stock as of December 31, 2009.

(8)
According to Amendment 1 to Schedule 13G filed on February 16, 2010, Eminence Capital LLC, with its address at 65 East 55th Street 25th Floor, New York, New York, 10022, beneficially owned 3,340,000 shares of Common Stock as of December 31, 2009.

Certain Relationships and Related Transactions

  Recapitalization Transactions

        Prior to the IPO, our business had been conducted by subsidiaries of IBG LLC, which was approximately 85% owned by Mr. Peterffy and his affiliates. In November 2006, the Company was incorporated as a Delaware corporation. The Recapitalization resulted in the former members of IBG LLC becoming the sole members of IBG Holdings LLC, and established us as the sole managing member of IBG LLC.

        As a result of the Recapitalization, immediately following the IPO:

  •
  IBG became the sole managing member of IBG LLC;

  •
  we and IBG Holdings LLC owned approximately 10.0% and 90.0%, respectively (currently, approximately 10.5% and 89.5%, respectively), of the membership interests in IBG LLC;

  •
  Thomas Peterffy and his affiliates owned approximately 85% of the membership interests in IBG Holdings LLC, and management and other employees of IBG LLC owned substantially all of the remaining membership interests;

  •
  outstanding shares of Common Stock represented more than 99.999% of our outstanding capital stock based on economic value (which, as used herein, refers to the right to share in dividend distributions and distributions upon liquidation, dissolution or winding up);

  •
  outstanding shares of Class B Common Stock, all of which is owned by IBG Holdings LLC, represented less than 0.001% of our outstanding capital stock based on economic value;

  •
  outstanding shares of Class B Common Stock represented approximately 90.0% (currently, approximately 89.6%) of the combined voting power of all shares of our capital stock, which percentage will decrease proportionately to the extent that IBG Holdings LLC owns a smaller percentage of IBG LLC; and

  •
  Thomas Peterffy owned all of the voting membership interests, and Mr. Peterffy and his affiliates owned a majority of the overall membership interests, in IBG Holdings LLC and, accordingly, beneficially owned all of the outstanding shares of Class B Common Stock. As a result, Mr. Peterffy is able to exercise control over all matters requiring the approval of our stockholders.

  Voting

        Each share of Common Stock entitles its holder to one vote per share. The Class B Common Stock currently has approximately 89.6% of the voting power of the Company, which percentage will decrease proportionately over time to the extent that IBG Holdings LLC owns a smaller percentage of IBG LLC. Thomas Peterffy currently owns all of the voting membership interests in IBG Holdings LLC. Accordingly, Mr. Peterffy beneficially owns all of the outstanding shares of Class B Common Stock and is able to exercise control over all matters requiring the approval of our stockholders, including the election of our directors and the approval of significant corporate transactions.

        If at any time in the future Thomas Peterffy and his affiliates own less than a majority of the membership interests in IBG Holdings LLC, then at such time all membership interests in IBG Holdings LLC will become voting membership interests. Accordingly, all members of IBG Holdings LLC, instead of Mr. Peterffy alone, would together direct the voting of the shares of Class B Common Stock, and all such members would together exercise control over all matters requiring the approval of our stockholders. However, even if Mr. Peterffy and his affiliates cease to own a majority of the membership interest in IBG Holdings LLC, Mr. Peterffy could, depending on his level of percentage ownership, continue to effectively control or significantly influence matters requiring approval of stockholders.

  Exchange Agreement

        Concurrently with the IPO, we entered into an exchange agreement with IBG Holdings LLC, IBG LLC and the historical members of IBG LLC. Pursuant to this agreement, the historical members of IBG LLC contributed their IBG LLC membership interests to IBG Holdings LLC and received IBG Holdings LLC membership interests in return. The membership interests in IBG Holdings LLC are not directly exchangeable for shares of Common Stock. Instead, the membership interests are redeemable at various times over the next six years at the option of the holder. The redemption price for the membership interests in IBG Holdings LLC depends on the manner in which the redemption payment is made to IBG Holdings LLC.

        On an annual basis, each holder of a membership interest may request that the liquefiable portion of its interest be redeemed by IBG Holdings LLC. The primary manner in which the redemption price will be paid is by selling shares of Common Stock to the public and using the gross proceeds from such sales, less underwriting discounts or placement agency fees, to acquire IBG LLC membership interests from IBG Holdings LLC. We expect IBG Holdings LLC to use the net proceeds it receives from such sales to redeem an identical number of IBG Holdings LLC membership interests from the requesting holders. The annual registration and sale of shares of our common stock to satisfy redemption requests is described in greater detail in our exchange agreement, a copy of which was filed as Exhibit 10.3 to the Quarterly Report on Form 10-Q for the Quarterly Period Ended September 30, 2009 filed by the Company on June 15, 2007 and is incorporated herein by reference. The sales of Common Stock and the application of the net proceeds to acquire IBG LLC membership interests are expected to have a negligible effect on the existing holders of Common Stock, as the holders of Common Stock would then own a larger portion of IBG LLC. Such transactions will have the effect of diluting your percentage ownership in us. However, because we will acquire an increased percentage ownership in IBG LLC over time as a result of such transactions, such transactions will not impact your effective percentage ownership of the economics of the underlying IBG LLC business.

        IBG LLC may in some cases redeem IBG LLC membership interests from IBG Holdings LLC using cash on hand. The redemption price per membership interest would be equal to the 30-day volume weighted average price ("VWAP") of Common Stock as of the redemption date. The use of IBG LLC's cash to acquire IBG LLC membership interests is expected to have a dilutive effect on the existing holders of Common Stock, as the price paid per membership interest is likely to be higher than IBG LLC's tangible book value per membership interest.

        With the consent of IBG Holdings LLC and the Company (on its own behalf and acting as the sole managing member of IBG LLC), IBG LLC agreed in May 2009 to redeem certain membership interests from IBG Holdings LLC as described above at a price equal to the 30-day VWAP of the Common Stock as of the redemption date, which was June 9, 2009.

        The redemption cost to IBG LLC was approximately $14.7 million, based upon a VWAP of $14.85 per share. As a consequence of this transaction, the Company's interest in IBG LLC increased to approximately 10.5%, with IBG Holdings LLC owning the remaining 89.5%. The redemptions also resulted in the IBG Holdings LLC percentage interest held by Thomas Peterffy and his affiliates increasing from approximately 85.2% to approximately 85.4%.

        IBG Holdings LLC, with the consent of Thomas Peterffy and our Board, has the right to cause the holders of IBG Holdings LLC membership interests to have all or a portion of their interests redeemed at any time. Such redemptions would be financed in the same manner as the scheduled redemptions described above.

  Tax Receivable Agreement

        In connection with the IPO, we purchased membership interests in IBG LLC from IBG Holdings LLC for cash. In addition, IBG LLC membership interests held by IBG Holdings LLC may be purchased by us in the future in connection with offerings by us of shares of Common Stock. Our initial purchase of the IBG LLC membership interests will, and the subsequent purchases may, result in increases in the tax basis of the tangible and intangible assets of IBG LLC attributable to our interest in IBG LLC that otherwise would not have been available, although the IRS may challenge all or part of that tax basis increase or our ability to amortize all or part of that increased tax basis, and a court could sustain such a challenge by the IRS. These increases in tax basis, if sustained, may reduce the amount of taxable income that we are required to recognize as the result of our ownership of membership interests in IBG LLC in the future.

        Concurrently with the IPO, we entered into a tax receivable agreement with IBG Holdings LLC that provides for the payment by us to IBG Holdings LLC of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize as a result of these increases in tax basis and of certain other tax benefits related to our entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. We will retain 15% of the projected tax benefits.

        If either immediately before or immediately after any purchase or the related issuance of our stock, the IBG Holdings LLC members own or are deemed to own, in the aggregate, more than 20% of our outstanding stock, then all or part of any increase in the tax basis of goodwill may not be amortizable and, thus, our ability to realize the annual tax savings that otherwise would have resulted if such tax basis were amortizable may be significantly reduced. Although the IBG Holdings LLC members are prohibited under the exchange agreement from purchasing shares of Common Stock, grants of our stock to employees and directors who are also members or related to members of IBG Holdings LLC and the application of certain tax attribution rules, such as among family members and partners in a partnership, could result in IBG Holdings LLC members being deemed for tax purposes to own shares of Common Stock.

        In order to mitigate the risk to us of an IRS challenge to the tax basis increase, IBG Holdings LLC and its members will indemnify us for any additional taxes we owe if the IRS or other taxing authorities successfully challenge the basis increase. In addition, if the IRS or other taxing authorities successfully challenge the tax basis increase, any subsequent payments we are required to make under the tax receivable agreement will be reduced accordingly.

        For purposes of the tax receivable agreement, cash savings in income and franchise tax will be computed by comparing our actual income and franchise tax liability to the amount of such taxes that we would have been required to pay had there been no increase in the tax basis of the tangible and intangible assets of IBG LLC attributable to our acquisition of our interest in IBG LLC, and had we not entered into the tax receivable agreement. The tax receivable agreement will, unless we exercise our right to terminate the tax receivable agreement for an amount based on an agreed value of payments remaining to be made under the agreement, terminate upon the earlier of (i) the end of the taxable year that includes the 50th anniversary of our initial acquisition of membership interests in IBG LLC, or (ii) the end of the taxable year that includes the 16th anniversary of the date upon which all rights of sale and exchange granted under the exchange agreement have terminated.

        Our ability to achieve tax benefits from any increase in the tax basis attributable to our interest in IBG LLC resulting from our acquisition of membership interests in IBG LLC and the payments to be made under the tax receivable agreement with respect thereto depend upon a number of factors, including the law as in effect at the time of a purchase by us of membership interests in IBG LLC or a payment under the tax receivable agreement, the timing of purchases, the fair market value of membership interests in IBG LLC at the time of a purchase, the extent to which such purchases are taxable, the impact of the increase in the tax basis on our ability to use foreign tax credits and the rules relating to the amortization of intangible assets, the composition of IBG LLC's assets at the time of a purchase, and the amount and timing of our income and of payments under the tax receivable agreement. Depending upon the outcome of these factors, as a result of the size of the increases in the tax basis of the tangible and intangible assets of IBG LLC and its subsidiaries, the payments that we may make to IBG Holdings LLC could be substantial.

   Legal Representation

        Earl H. Nemser, our Vice Chairman and one of our directors, is also Special Counsel to the law firm of Dechert LLP, which has rendered legal services to IBG LLC and us, as applicable, during 2007, 2008 and 2009.

  Purchase of Senior Notes

        Earl H. Nemser (together with an affiliated entity and certain members of Mr. Nemser's immediate family) from time to time purchase senior notes issued by IBG LLC. The largest aggregate principal amount of senior notes held by Mr. Nemser and his affiliates during 2009 in the aggregate, was $14.5 million. As of February 28, 2010, Mr. Nemser and his affiliates held $12.1 million in aggregate principal amount of senior notes. During 2009, the total amounts of senior notes principal and interest paid to Mr. Nemser and his affiliates were $33.8 million and $829 thousand respectively. As the senior notes have either a 15-month or 18-month maturity, Mr. Nemser and his affiliates have, during the last fiscal year, both purchased additional senior notes and have had certain of their senior notes redeemed. All senior notes issued prior to June 19, 2006 had an interest rate of 8%, and all senior notes issued on and after such date had a 7% interest rate.

        Lawrence E. Harris, one of our directors, purchased $500 thousand in principal amount of the senior notes in 2008. In March 2009, he was paid the principal of $500 thousand and interest of $18 thousand on these notes. In December 2009, he purchased another $750 thousand of senior notes, which was the principal outstanding as of February 28, 2010.

  Margin Account at IB LLC

        Thomas Peterffy and his affiliates, and Dr. Lawrence E. Harris, one of our directors, maintain active retail brokerage accounts with IB LLC, one of our subsidiaries. At March 9, 2010, Mr. Peterffy and Dr. Harris had no outstanding margin balances. During 2009 the largest fully secured margin balances for Mr. Peterffy and Dr. Harris were $52.2 million and $1.6 million respectively. Such loans (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to IB LLC, and (iii) did not involve more than the normal risk of collectability or present other unfavorable features.

  Commission Revenue

        As described above under "Margin Account at IB LLC", Thomas Peterffy and his affiliates maintain active retail brokerage accounts with IB LLC. These accounts generated approximately $756 thousand in commission revenues during 2009. Such activity (i) was undertaken in the ordinary course of business, (ii) was undertaken on substantially the same terms, including commission rates, as those prevailing at the time for comparable brokerage services for persons not related to IB LLC, and (iii) did not involve more than the normal risk of collectability or present other unfavorable features.

Review, Approval or Ratification of Transactions with Related Persons

        We review all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our Audit Committee, our Chief Executive Officer and the General Counsel of the Company are responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. In addition, our Nominating and Corporate Governance Committee monitors and reviews any issues regarding the "independence" of directors or involving potential conflicts of interest, and evaluates any change of status or circumstance with respect to a director and determines the propriety of the director's continued service in light of that change.

ITEM 2.    RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Our Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2010. We are submitting the selection of independent registered public accounting firm for stockholder ratification at the Annual Meeting.

        A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from stockholders.

        Our organizational documents do not require that our stockholders ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm. We are doing so because we believe it is a matter of good corporate practice. If our stockholders do not ratify the selection, our Audit Committee will reconsider whether to retain Deloitte & Touche LLP, but still may retain them. Even if the selection is ratified, our Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

        Our Audit Committee approves in advance all audit and any non-audit services rendered by Deloitte & Touche LLP to us and our consolidated subsidiaries.

Fees Paid to Independent Registered Public Accounting Firm

        The following table summarizes the aggregate fees, including expenses, for professional services provided by Deloitte & Touche LLP related to the years ended December 31, 2009 and 2008:

	2009	2008
	(in dollars)
Audit Fees(1)	$2,485,927	$2,270,585
Audit Related Fees(2)	$191,437	$53,000
Tax Fees(3)	$444,269	$436,653

	$3,121,633	$2,760,238

(1)
Audit Fees services include: (i) the audit of our consolidated financial statements included in the Company's Annual Report on Form 10-K and services attendant to, or required by, statute or regulation; (ii) reviews of the interim condensed consolidated financial statements included in our quarterly reports on Form 10-Q; (iii) comfort letters, consents and other services related to SEC and other regulatory filings; and (iv) accounting consultation attendant to the audit.

(2)
Audit-Related Fees services include: (i) audits of employee benefit plans and (ii) agreed upon procedures engagements.

(3)
Tax Fees services include tax compliance and tax advice. Tax compliance services include non-U.S. federal, state and local income and non-income tax compliance. Tax advice services include: (i) U.S. federal, state and local income and non-income tax advice; and (ii) non-U.S. income and non-income tax advice.

Directors' Recommendation

        Our Board unanimously recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2010. Unless a contrary choice is specified, proxies solicited by our Board will be voted FOR ratification of the appointment.

 OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership of, and transactions in, our equity securities with the SEC. Such directors, executive officers and stockholders are also required to furnish us with copies of all Section 16(a) reports they file. Purchases and sales of our equity securities by such persons are published on our website at www.interactivebrokers.com.

        Each of Messrs. Nemser, Brody, Galik and Frank inadvertently filed one late Form 4 related to their 2009 share grants, each of which was granted under the Company's Stock Incentive Plan on December 31, 2009. In addition, Messrs. Riley and Stoll did not report, on Form 4, the grant of shares received by each of them in connection with their respective appointments to our board in 2008. These grants were reported on Form 5.

Other Business

        At the date hereof, there are no other matters that our Board intends to present, or has reason to believe others will present, at the Annual Meeting. If other matters come before the Annual Meeting, the persons named in the accompanying form of proxy will vote in accordance with their best judgment with respect to such matters.

Stockholder Proposals for 2011 Annual Meeting of Stockholders

        Stockholders who, in accordance with the SEC's Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2011 Annual Meeting of Stockholders must submit their proposals to Paul J. Brody, the Secretary of the Company, at Interactive Brokers Group, Inc., One Pickwick Plaza, Greenwich, CT 06830, on or before November 12, 2010. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

        In accordance with our Bylaws, for a matter not included in our proxy materials to be properly brought before the 2010 Annual Meeting of Stockholders, a stockholder's notice of the matter that the stockholder wishes to present must be delivered to Paul J. Brody, the Secretary of the Company, at Interactive Brokers Group, Inc., One Pickwick Plaza, Greenwich, CT 06830, not less than 120 days prior to the first anniversary of the date of this Proxy Statement. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our Bylaws (and not pursuant to the SEC's Rule 14a-8) must be received no later than November 12, 2010.

Stockholder Recommendations for Director Candidates

        Our Nominating and Corporate Governance Committee will consider candidates recommended by stockholders. The policy of our Nominating and Corporate Governance Committee is to consider candidates recommended by stockholders in the same manner as other candidates. See Item 1. Election of Directors for the criteria our Nominating and Corporate Governance Committee utilizes to assess director candidates. Stockholders who wish to submit director candidates for consideration by our Nominating and Corporate Governance Committee for election at our 2010 Annual Meeting of Stockholders may do so by submitting in writing such candidates' names, credentials, contact information and his or her written consent to be considered as a candidate, in compliance with the procedures required by our Bylaws, to Paul J. Brody, the Secretary of the Company, at Interactive Brokers Group, Inc., One Pickwick Plaza, Greenwich, CT 06830, not less than 120 days prior to the first anniversary of the date of this Proxy Statement. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our Bylaws must be received no later than January 23, 2010. The proposing stockholder should also include his or her contact information and a statement of his or her share ownership (how many shares owned and for how long). We do not pay any fees to any third parties for assisting us with nominations and evaluations of candidates for director, nor do we obtain such services from third parties.

Important Notice Regarding Delivery of Stockholder Documents

        Under SEC rules, a single package of Notices may be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate Notice within the package. This procedure, referred to as "householding," reduces the volume of duplicative information stockholders receive and reduces mailing expenses. Stockholders may revoke their consent to future householding mailings by contacting our Investor Relations Department at 2 Pickwick Plaza, Greenwich, Connecticut 06830, Attn: Investor Relations, telephone: 203-618-4070, e-mail: investor-relations@interactivebrokers.com.

You are receiving this communication because you hold shares in the above named company. This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side). We encourage you to access and review all of the important information contained in the proxy materials before voting. *** Exercise Your Right to Vote *** IMPORTANT NOTICE Regarding the Availability of Proxy Materials See the reverse side of this notice to obtain proxy materials and voting instructions. Meeting Information Meeting Type: For holders as of: Date: Time: Location: 0000041204_1 R2.09.05.010 INTERACTIVE BROKERS GROUP INC INTERACTIVE BROKERS GROUP INC 1 PICKWICK PLAZA GREENWICH,CT 06830 Annual Meeting February 23, 2010 April 20, 2010 9:30 AM EDT l'escale Restaurant 500 Steamboat Road Greenwich, CT 06830

How To Vote Please Choose One of The Following Voting Methods Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the Meeting you will need to request a ballot to vote these shares. Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the 12 Digit Control Number available and follow the instructions. Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card. Before You Vote How to Access the Proxy Materials Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. To facilitate timely delivery please make the request as instructed above on or before Proxy Materials Available to VIEW or RECEIVE: How to View Online: Have the 12-Digit Control Number available (located on the following page) and visit: www.proxyvote.com. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET: www.proxyvote.com 2) BY TELEPHONE: 1-800-579-1639 3) BY E-MAIL*: sendmaterial@proxyvote.com * If requesting materials by e-mail, please send a blank e-mail with the 12-Digit Control Number (located on the following page) in the subject line. 0000041204_2 R2.09.05.010 1. Notice & Proxy Statement 2. Annual Report Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 06, 2010 to facilitate timely delivery.

Voting items 0000041204_3 R2.09.05.010 The Board of Directors recommends you vote FOR the following proposal(s): 1. Election of Directors Nominees 1A Thomas Peterffy 1B Earl H. Nemser 1C Paul J. Brody 1D Milan Galik 1E Lawrence E. Harris 1F Hans R. Stoll 1G Ivers W. Riley 1H Robert W. Trudeau The Board of Directors recommends you vote FOR the following proposal(s): 2 Ratification of appointment of independent registered public accounting firm of Deloitte & Touche LLP. NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date 0000041205_1 R2.09.05.010 INTERACTIVE BROKERS GROUP INC 1 PICKWICK PLAZA GREENWICH,CT 06830 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Electronic Delivery of Future PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following proposal(s): For Against Abstain 1. Election of Directors 1A Thomas Peterffy 1B Earl H. Nemser 1C Paul J. Brody 1D Milan Galik 1E Lawrence E. Harris 1F Hans R. Stoll 1G Ivers W. Riley 1H Robert W. Trudeau The Board of Directors recommends you vote FOR the following proposal(s): For Against Abstain 2 Ratification of appointment of independent registered public accounting firm of Deloitte & Touche LLP. NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. For address change/comments, mark here. (see reverse for instructions) Yes No Please indicate if you plan to attend this meeting

0000041205_2 R2.09.05.010 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com . INTERACTIVE BROKERS GROUP INC Annual Meeting of Stockholders April 20, 2010 9:30 AM This proxy is solicited by the Board of Directors Thomas Peterffy, Earl H. Nemser and Paul J. Brody, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Interactive Brokers Group, Inc. to be held on April 20, 2010 at 9:30 a.m. EDT or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all the nominees for Directors and FOR Ratification of Appointment of Independent Registered Public Accounting Firm (Deloitte & Touche LLP). (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Address change/comments: Continued and to be signed on reverse side